Exhibit 21 — Subsidiaries of Registrant

     Unless otherwise indicated, Avatar owns, directly or through a subsidiary, all of the outstanding capital stock of each of the below listed active subsidiaries.

Name	State of Incorporation
American Cablevision Services, Inc.	Florida
Avatar Properties Inc.	Florida
Avatar Communities, Inc.	Florida
Avatar Finance, Inc.	Delaware
Avatar New Homes of Florida, Inc.	Florida
Avatar Ocean Palms, Inc.	Florida
Avatar Properties at Doral, Inc.	Florida
Avatar Realty Inc.	Delaware
Avatar Condominium Management Inc.	Florida
Avatar Asset Management, Inc.	Florida
Avatar Development Corporation	Florida
Harbor Islands Realty, Inc.	Florida
Avatar Realty of Arizona, Inc.	Arizona
Brookman-Fels Construction Management, Inc.	Florida
Dorten, Inc.	Florida
Avatar Regalia, Inc.	Florida
Banyan Bay Corporation	Florida
Poinciana New Township, Inc.	Florida
Avatar Poinciana, Inc.	Florida
Prominent Title Insurance Agency, Inc.	Florida
Rio Rico Properties Inc.	Arizona
Avatar Homes of Arizona, Inc.	Arizona
Bella Vista at Rio Rico Development, Inc.	Arizona
Piedras Blancas at Rio Rico Development Corporation	Arizona
Ranchos del Rio at Rio Rico Development Corporation	Arizona
Rio Rico Realty, Inc. Arizona
Avatar Retirement Communities, Inc.	Delaware
Solivita at Poinciana, Inc.	Florida
Solivita at Poinciana Food and Beverage, Inc.	Florida
Solivita at Poinciana Golf Club, Inc.	Florida
Solivita at Poinciana Recreation, Inc.	Florida
Solivita Realty, Inc.	Florida
Avatar Utilities Inc.	Delaware(1)
Avatar Utility Services, Inc.	Florida
Consolidated Water Company	Delaware
Brookman-Fels Communities, Inc.	Delaware
Rio Rico Utilities Inc.	Arizona

(1)	Avatar Utilities Inc. owns over 99% of the outstanding shares of common stock of Consolidated Water Company.